                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)


                      Northpoint Communications Group, Inc.
        -----------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
        -----------------------------------------------------------------
                         (Title of Class of Securities)

                                   666610 10 0
                                   -----------
                                 (CUSIP Number)


                                December 31, 2000
        -----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]   Rule 13d-1(b)

         [ ]   Rule 13d-1(c)

         [X]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

_______________________                                  _______________________

CUSIP No. 666610 10 0              SCHEDULE 13G            Page 2 of 9 Pages
________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     Greylock IX Limited Partnership


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [ ]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           See Item 5
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         See Item 5
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH:           See Item 5
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    See Item 5

________________________________________________________________________________
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    See Item 5

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions)

                    PN

________________________________________________________________________________




                                Page 2 of 9 pages

_______________________                                  _______________________

 CUSIP No. 666610 10 0            SCHEDULE 13G             Page 3 of 9 Pages
________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     Greylock IX GP Limited Partnership


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [ ]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           See Item 5
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         See Item 5
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH:           See Item 5
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    See Item 5

________________________________________________________________________________
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    See Item 5

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions)

                    PN

________________________________________________________________________________




                                Page 3 of 9 pages

_______________________                                  _______________________

 CUSIP No. 666610 10 0            SCHEDULE 13G             Page 4 of 9 Pages
________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     William W. Helman


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [ ]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           See Item 5
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         See Item 5
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH:           See Item 5
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    See Item 5

________________________________________________________________________________
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    See Item 5

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                    IN

________________________________________________________________________________



                               Page 4 of 9 pages

_______________________                                  _______________________

 CUSIP No. 666610 10 0            SCHEDULE 13G             Page 5 of 9 Pages
________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     William S. Kaiser


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [ ]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           See Item 5
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         See Item 5
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH:           See Item 5
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    See Item 5

________________________________________________________________________________
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    See Item 5

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                    IN

________________________________________________________________________________



                                Page 5 of 9 pages

_______________________                                  _______________________

 CUSIP No. 666610 10 0            SCHEDULE 13G             Page 6 of 9 Pages
________________________________________________________________________________

Item 1(a)          Name of Issuer:

                   Northpoint Communications Group, Inc.

Item 1(b)          Address of Issuer's Principal Executive Offices:

                   303 2nd Street
                   San Francisco, CA  94107

Item 2(a)          Name of Person Filing:

                   Greylock IX Limited Partnership ("GIXLP"); Greylock IX GP Limited Partnership ("GIXGPLP"), the General Partner of GIXLP; William W. Helman and William S. Kaiser, each Co-Managing General Partners of GIXGPLP (each a "Co-Managing Partner").

Item 2(b)          Address of Principal Business Office or, if none, Residence:

                   The address of the reporting persons is:

                   One Federal Street
                   Boston, Massachusetts  02110


Item 2(c)          Citizenship:

                   GIXLP is a limited partnership organized under the laws of the State of Delaware. GIXGPLP is a limited partnership organized under the laws of the State of Delaware. Each of Mr. Helman and Mr. Kaiser is a citizen of the United States.

Item 2(d)          Title of Class of Securities:

                   Common Stock, par value $.001 per share (the "Common Stock").

Item 2(e)          CUSIP Number:

                   666610 10 0


Item 3             Description of Person Filing:

                   Not applicable.


Item 4             Ownership:

                   (a)      Amount Beneficially Owned:

                   See Item 5.

                   (b)      Percent of Class:

                            GIXLP:                    See Item 5
                            GIXGPLP:                  See Item 5
                            Mr. Helman:               See Item 5
                            Mr. Kaiser:               See Item 5



                               Page 6 of 9 pages
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_______________________                                  _______________________

 CUSIP No. 666610 10 0            SCHEDULE 13G             Page 7 of 9 Pages
________________________________________________________________________________

                   (c)      Number of Shares as to which the person has:

                            (i) sole voting power; (ii) shared voting power;
                            (iii) sole dispositive power; (iv) shared dispositive power:

                            See Item 5

Item 5             Ownership of Five Percent or Less of a Class:

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X}


Item 6             Ownership of More than Five Percent on Behalf of Another
                   Person:

                   Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                   Company:

                   Not applicable.

Item 8             Identification and Classification of Members of the Group:

                   Not applicable.

Item 9             Notice of Dissolution of Group:

                   Not applicable.

Item 10            Certification:

                   Not applicable.


                                Page 7 of 9 pages

_______________________                                  _______________________

 CUSIP No. 666610 10 0            SCHEDULE 13G             Page 8 of 9 Pages
________________________________________________________________________________

                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED:  February 13, 2001.


                                     GREYLOCK IX LIMITED PARTNERSHIP

                                     By:  Greylock IX GP Limited Partnership
                                          General Partner


                                     By:    /S/ WILLIAM W. HELMAN
                                          --------------------------------------
                                            William W. Helman
                                            Co-Managing General Partner


                                     GREYLOCK IX GP LIMITED PARTNERSHIP


                                     By:    /S/ WILLIAM W. HELMAN
                                          --------------------------------------
                                            William W. Helman
                                            Co-Managing General Partner


                                            /S/ WILLIAM W. HELMAN
                                     -------------------------------------------
                                            William W. Helman


                                            /S/ WILLIAM S. KAISER
                                     -------------------------------------------
                                            William S. Kaiser



                                Page 8 of 9 pages